NON-QUALIFIED STOCK OPTION AGREEMENT

           THIS AGREEMENT is entered into effective the 1st day of March, 1995 between Daig Corporation, a Minnesota corporation (the "Company"). and John Heinmiller ("Optionee").

           WHEREAS, the Company desires the Optionee to secure stock ownership in the Company as a form of long term incentive compensation, in order to increase Optionee's effectiveness and personal interest in the Company;

           NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

           1. GRANT OF OPTION. The company hereby grants to Optionee a nonqualified option to purchase from the Company all or any part of an aggregate amount of 160,000 shares of the voting common stock of the Company, par value $.01 per share. The price at which optionee may exercise this option is the published "ask" price on the date of grant, which is $13.75 per share (already adjusted for the stock split as of the record date February 24, 1995). The number of shares subject to this option shall be adjusted to prevent dilution due to future stock splits, if any.

           2. EXERCISE PERIOD. This option will vest and may be exercised by the Optionee according to the following schedule except as is otherwise provided below in paragraph 4 or paragraph 6.

      Date Exercisable        Number of Shares     Date of Expiration
      ----------------        ----------------     ------------------
        March 1, 1995               32,000            March 1, 2001
        March 1, 1996               32,000            March 1, 2001
        March 1, 1997               32,000            March 1, 2001
        March 1, 1998               32,000            March 1, 2001
        March 1, 1999               32,000            March 1, 2001

           3. EXERCISE OF OPTION. This option may be exercised only by written notice of intent to the Company at its office at 14901 DeVeau Place, Minnetonka, Minnesota 55345. Such notice shall state the number of shares of the option being exercised and shall be accompanied by payment for such shares in cash, certified or cashier's check or by personal check, if acceptable to the Board of Directors, or in such other manner as approved by the Board of Directors.

           4. ACCELERATED VESTING. The parties have agreed that if the Company or the majority of the shares of stock of the Company that are issued and outstanding are to be sold or the subject of a merger, the exercise dates for all shares covered by this Agreement will accelerate so that optionee may elect to exercise his option for all remaining shares prior to such sale or merger. The Company agrees to take all steps appropriate to accelerate the "date exercisable" in accordance with this intent in the event of a sale or merger of the Company.

           5. EXPIRATION OF OPTION. This option expires in its entirety without further notice or action by either party at the earlier of (1) six years from the date of grant, (2) 30 days following termination of Optionee's employment, or (3) 30 days following the merger or sale of the Company or of a majority of the shares of stock of the Company that are issued and outstanding.

           6. NO RIGHT TO CONTINUED EMPLOYMENT. Nothing contained in this Agreement shall obligate the Company or any subsidiary corporation of the Company to continue employment of Optionee for any particular period or interfere with the right of the Company or any such subsidiary to terminate Optionee's employment at any time.

           7. NO SHAREHOLDER RIGHTS. Optionee shall have no rights as a stockholder with respect to any shares of common stock subject to this option prior to the date of issuance of a certificate or certificates for such shares.

           8. INVESTMENT REPRESENTATION. Notice of the exercise of this option shall include a representation that any of the option shares purchased shall be acquired as an investment and not with a view to, or for sale in connection with, any public distribution.

           9. COMPLIANCE WITH LAW AND REGULATIONS. The Optionee acknowledges that this option may not be exercised until the Company has taken all actions then required to comply with all applicable federal and state laws, rules and regulations and any exchange on which the stock may then be listed. Unless the shares are issued under a prior registration, the certificates representing the shares purchased upon the exercise of this option shall bear a legend in substantially the following form:

           These shares have not been registered either under any applicable federal law or rules and resale will not be permitted under state law unless the shares are first registered under the Minnesota Securities Law. Further, no sale, offer to sell, or transfer of these shares shall be made unless a registration statement under the federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares.

           10. NON-TRANSFERABILITY. This option shall not be transferable and shall be exercisable only by the Optionee.

           11. DISPUTE OR DISAGREEMENT. As a condition of the granting of this option, the Optionee agrees that any dispute or disagreement which may arise under or as a result of or pursuant to this agreement or the Plan shall be determined by the Board of Directors in its sole discretion, and that any interpretation by the Board of Directors of the terms of this Agreement or the Plan shall be final, binding and conclusive.

           12. OTHER ASSISTANCE. Upon the exercise of this option the Optionee must execute any document or make any representation or give any commitment which the Board of Directors, in its discretion, deems necessary or advisable by reason of the securities laws of the United States or any state, or pay any sum of money in respect of taxes or undertake to pay or have paid any such sum which the Board of Directors, in its discretion, deems necessary be reason of the Code or any rule or regulation thereunder, or by reason of the tax laws of any state.

           13. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the legal representatives, executors, administrators, successors and assigns of each party to this Agreement.

           14. COMPLETE AQREEMENT. This Agreement sets for the entire understanding of the parties hereto and shall not be amended, changed or terminated except by an instrument in writing signed by the parties to this Agreement.

           15. COUNTERPARTS AND GOVERNING LAW. This agreement may be executed in counterparts, and its validity, construction and performance, shall be governed by the laws of the state of Minnesota.

           IN WITNESS WHERE OF, the parties have executed this Agreement to be effective the date first above written.

                                       Daig Corporation

                                       By:    /s/ John Fleischhacker
                                       Name:  John Fleischhacker
                                       Title: CEO
                                       /s/    Johm C. Heinmiller
                                       Optionee